ASSET PURCHASE AGREEMENT

ACQUISITION BY

DATA443 RISK MITIGATION, INC.

OF

THE ASSETS

OF

MODEVITY, LLC

COMPRISING THE ARALOC BUSINESS

______, 2018

ASSET PURCHASE AGREEMENT

I

PARTIES

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is entered into effective as of the ____ day of ________, 2018 (the “Execution Date”), by and between DATA443 RISK MITIGATION, INC., a North Carolina corporation (“Buyer”); and, MODEVITY, LLC, a Pennsylvania limited liability company (“Seller”), and JIM COYNE, an individual residing in the State of Pennsylvania (“Coyne”). Buyer, Seller, and Coyne are sometimes referred to collectively herein as the “Parties”, and each individually as a “Party”.

II

RECITALS

A.       Seller desires to sell substantially all of its assets used in connection with the operation of the ARALOC Business, and Buyer desires to purchase said assets from Seller pursuant to the terms, covenants, and conditions contained herein.

B.       Coyne (sometimes referred to herein as the “Sole Member”) is the only member of Seller, owning 100% of the issued and outstanding ownership interests in Seller, and has been responsible for the management and conduct of the Business since its inception.

C.       As further outlined below, unless specifically provided to the contrary, the purchase of substantially all of the assets used by Seller in connection with the operation of the ARALOC Business shall include, but not be limited to, the assets described on Exhibit II-C, attached hereto and incorporated herein by reference (collectively, the “Purchased Assets”).

D.       The Sole Member deems it advisable and in the best interests of Seller that the Parties consummate the transactions envisioned hereunder, upon the terms and conditions provided for herein.

E.       The Parties have previously executed that certain Letter of Intent dated 19 July 2018 (the “LOI”), a copy of which is attached hereto as Exhibit II-E. This Agreement is intended to expressly supersede and replace the LOI.

F.       NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

III

DEFINED TERMS AND INTERPRETATION

3.1       Definitions. The following capitalized terms shall have the respective meanings specified in this Article III. Other terms defined elsewhere herein shall have meanings so given them.

“Affiliate” shall mean a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person.

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“ARALOC Business” shall mean all aspects of the business conducted in the Ordinary Course of Business by Seller prior to the Closing, generally described as digital content distribution platforms and content rights management software technology under the names ARALOC and SPARK, and secure backend hosted in the cloud with vertical integrations for the following industry segments: board of director management software; employee communication; secure content distribution; sales content management; and, educational content distribution. Any business of Seller not otherwise related to the above description shall not be included as part of the ARALOC Business.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time-to-time, and the rules and regulations thereunder.

“Governmental Entity” means any (a) domestic or foreign, federal, national, state, regional, municipal, international, multinational, local, or other government, government or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign; (b) subdivision, agent, commission, board, or authority of any of the foregoing; or, (c) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under of, or for the account of, any of the foregoing.

“Intellectual Property” (also referred to as “Intellectual Property Assets”) shall mean and include the following, as well as all other general intangibles of a like nature and all (i) goodwill, and (ii) confidential data or information relating to the below listed items, for the ARALOC Business of Seller:

(a)       The names ARALOC and SPARK and all derivations thereof used by Seller, all fictional business names, trading names, designs, registered and unregistered trademarks, registered and unregistered service marks, and applications (collectively, the “Marks”);

(b)       All patents, patent applications, and inventions and discoveries that may be patentable (collectively, the “Patents”);

(c)       All copyrights in both published works and unpublished works (collectively, the “Copyrights”);

(d)       All rights in mask works (collectively, the “Rights in Mask Works”); and

(e)       All know-how, trade secrets, confidential information, customer lists, computer software, databases, source codes, object codes, works of authorship, know-how, technical information, data, process technology, user interfaces, proprietary concepts, ideas, techniques, business models and methodologies, plans, drawings, and blue prints owned, used, or licensed by Seller as licensee or licensor (collectively, the “Trade Secrets”).

“Knowledge” shall mean, with respect to a Party, that the Party will be deemed to have actual knowledge of a particular fact or other matter if:

(a)       the Party is an individual, such individual is actually aware of such fact or other matter; or

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(b)       the Party is an individual, that a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter; or

(c)       the Party is other than an individual, and any individual who is serving, or who has at any time served, as a member, director, officer, partner, executor or trustee of such Person (or in any similar capacity) is actually aware of such fact or other matter; or that a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

“Material Adverse Effect” shall mean the following meaning:

(a)       with respect to Seller, (i) a material adverse effect on the financial condition, business, results of operations or properties of Seller, other than a material adverse effect that results from general economic, social, political or other conditions or events that affect in general the industry in which Seller operates; (ii) an effect which would materially impair Seller’s ability to timely to consummate the transactions contemplated under this Agreement; and

(b)       with respect to Buyer, (i) a material adverse effect on the financial condition, business, results of operations or properties of Buyer on a consolidated basis, other than a material adverse effect that results from general economic, social, political or other conditions or events that affect in general the industry in which Buyer operates; (ii) an effect which would materially impair Buyer’s ability timely to consummate the transactions contemplated under this Agreement.

“Ordinary Course of Business” shall mean an action taken by a Person only if:

(a)       such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(b)       such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and

(c)       such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles or certificate of formation or organization and the operating agreement of a limited liability company; (e) such other documents performing a similar function to the documents specified in clauses (a), (b), (c), and (d) adopted or filed in connection with the creation, formation or organization of a Person; and, (f) any and all amendments to any of the foregoing.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, unincorporated organization, governmental entity, or any other type of entity.

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“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an informal investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Security Interest” shall mean any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Tax” or “Taxes” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means all additional agreements and documents executed and delivered concurrent with execution of, or Closing under, this Agreement, including, without limitation, all agreements attached as exhibits hereto.

“Transaction Expenses” shall mean and include all reasonable, actual, and documented out-of-pocket expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, and investment bankers to a Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to (i) the authorization, preparation, negotiation, execution, and performance of this Agreement; (ii) the preparation, printing, filing, and mailing of any SEC Filings made or contemplated by that Party in connection with this Agreement and the transactions envisioned hereunder; and, (iii) all other matters related to the consummation of the transactions contemplated under this Agreement.

3.2       Accounting Terms and Determinations. All accounting terms used in this Agreement and not otherwise defined shall have the meaning accorded to them in accordance with GAAP and, except as expressly provided herein, all accounting determinations shall be made in accordance with GAAP, consistently applied. The term “GAAP” means generally accepted accounting principles of the United States of America consistently applied as in effect from time-to-time.

3.3       Interpretation.

3.3.1.       Provision Not Construed Against Party Drafting Agreement. This Agreement is the result of negotiations by and between the Parties; is the product of the work and efforts of all Parties; and, shall be deemed to have been drafted by all Parties. Each Party has had the opportunity to be represented by independent legal counsel of its choice. In the event of a dispute, no Party shall be entitled to claim that any provision should be construed against any other Party by reason of the fact that it was drafted by one particular Party.

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3.3.2.       Agreement Provisions, Exhibits, and Schedules. When a reference is made in this Agreement to an Article, Section, Subsection, Exhibit, or Schedule, such reference shall be to said item of this Agreement unless otherwise indicated. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof as if set out in full herein.

3.3.3.       Entire Agreement. This Agreement, and all references, documents, or instruments referred to herein, contains the entire agreement and understanding of the Parties in respect to the subject matter contained herein. The Parties have expressly not relied upon any promises, representations, warranties, agreements, covenants, or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes (i) any and all prior written or oral agreements, understandings, and negotiations between the Parties with respect to the subject matter contained herein; (ii) the LOI, and in the event of any conflict between this Agreement and the LOI, this provisions of this Agreement shall expressly control; and, (iii) any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

3.3.4.       Severability. Each and every provision of this Agreement is severable and independent of any other term or provision of this Agreement. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

3.3.5.       Successors and Assigns. Except as expressly provided in this Agreement, each and all of the covenants, terms, provisions, conditions, and agreements herein contained shall be binding upon and shall inure to the benefit of the successors and assigns of the Parties. Except as otherwise permitted under Section 13.8, below, this Agreement is not assignable by either Party without the expressed written consent of all Parties.

3.3.6.       Time. All Parties agree that time is of the essence as to this Agreement.

3.3.7.       Governing Law. This Agreement shall be governed by the laws of the State of Nevada, without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada.

3.4       Additional Definitions and Interpretation Provisions. For purposes of this Agreement, (i) those words, names, or terms which are specifically defined herein shall have the meaning specifically ascribed to them; (ii) wherever from the context it appears appropriate, each term stated either in the singular or plural shall include the singular and plural; (iii) wherever from the context it appears appropriate, the masculine, feminine, or neuter gender, shall each include the others; (iv) the words “hereof”, “herein”, “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, and not to any particular provision of this Agreement; (v) all references to “Dollars” or “$” shall be construed as being United States Dollars; (vi) the term “including” is not limiting and means “including without limitation”; and, (vii) all references to all statutes, statutory provisions, regulations, or similar administrative provisions shall be construed as a reference to such statute, statutory provision, regulation, or similar administrative provision as in force at the date of this Agreement and as may be subsequently amended.

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IV

SALE AND TRANSFER OF THE PURCHASED ASSETS

4.1       Purchase and Sale. On the Closing Date specified in Section 14.1, herein, Seller shall sell, transfer, convey, and deliver to Buyer, and Buyer shall purchase from Seller, all of the Purchased Assets, pursuant to this Agreement, and as further reflected in and evidenced by that certain Bill of Sale, and Assignment and Assumption of I.P. Agreement, in the form attached hereto as Exhibit 4.1-A (the “Bill of Sale”), and Exhibit 4.1-B (the “IP Assignment”), respectively.

4.2       Scope of the Purchased Assets. The Purchased Assets shall include any and all tangible and intangible assets used by Seller in connection with the operation of the ARALOC Business, unless specifically excluded to the contrary herein, which Seller may retain for its own use and benefit, as further particularly described in Section 5.1, below.

4.3       Purchase Price.

4.3.1.       Amount. At the Closing, Buyer shall acquire the Purchased Assets for an aggregate Purchase Price of One Million Eight Hundred Fifty Thousand Dollars ($1,850,000).

4.3.2.       Payment. The Purchase Price shall be at the Closing as follows:

(a)       The Fifty Thousand Dollars ($50,000) previously paid to Seller by Buyer in connection with the LOI, the receipt of which is hereby acknowledged by Seller, shall be credited to the Purchase Price.

(b)       Cash payment of One Hundred Fifty Thousand Dollars ($150,000) via wire transfer in accordance with the instructions provided to Seller by Buyer.

(c)        Nine Hundred Thousand Dollars ($900,000) (the “Notional Amount”), worth of shares of restricted common stock (the “Shares”) of LandStar, Inc., a Nevada corporation (“LandStar”), which is the corporate parent of Buyer. The number of shares to be transferred at Closing to Seller shall be equal to the Notional Amount divided by the per share closing share price on the day preceding Closing, but in no event less than eighty one million eighty one thousand eight one (81,081,081) shares.

(d)       Buyer’s secured promissory note in the original principal amount of Seven Hundred Fifty Thousand Dollars ($750,000) in form attached hereto as Exhibit 4.3.2.(d) (the “Note”),and incorporated herein by reference.

(e)       The Note shall be secured by a Security Agreement in the form attached hereto as Exhibit 4.3.2.(e) (the “Security Agreement”) and incorporated herein by reference.

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4.3.3.       Additional Shares. The Parties shall additionally determine the value of the Shares on the later of (i) the date all payments have been made under the Note and the Note is extinguished; or, (ii) the date on which the Shares are eligible for the exclusion under Rule 144 (the “Valuation Date”). Value shall be determined using the closing share price for LandStar’s common stock on the Valuation Date (the “Closing Price”). In the event the value is less than Seven Hundred Twenty Thousand ($720,000), then no later than five (5) business days after the Valuation Date, Buyer shall ensure that LandStar issues to Seller that additional number of shares of LandStar common stock (using the Closing Price) so that the total value of all such shares equals Seven Hundred Twenty Thousand ($720,000).

4.4       Allocation. The Parties agree to allocate the Purchase Price among the Purchased Assets as specified on Schedule 4.4, attached hereto and incorporated herein by reference. The allocation of the Purchase Price is intended to comply with the requirements of Section 1060 of the Code. The Parties covenant and agree that (i) such allocation was determined in an arm’s length negotiation and none of the Parties shall take a position on any tax return (including IRS Form 8594), before any tax authority or in any judicial proceeding that is in any manner inconsistent with such allocation without the written consent of the other Parties to this Agreement or unless specifically required pursuant to a determination by an applicable tax authority; (ii) they shall cooperate with each other in connection with the preparation, execution, and filing of all tax returns related to such allocation; and, (iii) they shall promptly advise each other regarding the existence of any tax audit controversy or litigation related to such allocation.

V

ASSETS AND LIABILITIES

5.1       Excluded Assets. Except as expressly provided to the contrary on Schedule 5.1 (the “Excluded Assets”), attached hereto and incorporated herein by reference, and as otherwise expressly provided for in the Security Agreement, upon purchase of the Purchased Assets by Buyer, Seller shall retain no rights to any assets currently held by it.

5.2       Assumed Liabilities. Except as expressly provided to the contrary on Schedule 5.2 (the “Assumed Liabilities”), attached hereto and incorporated herein by reference, Buyer shall not, and expressly does not, assume any liabilities, obligations, or commitments of Seller the Sole Member, known or unknown, contingent or otherwise, of whatsoever kind or nature.

5.3       Bulk Sale Compliance. The Parties agree that the transactions envisioned hereunder are exempt from the requirements of applicable bulk sales rules, and the Parties will take all actions consistent therewith.

VI

INSPECTION AND DUE DILIGENCE

At the sole discretion of Buyer, and at its own cost, Buyer may undertake an inspection and due diligence review of the financial and business records of Seller at any time prior to the Closing, but only during the regular business hours of Seller, upon reasonable notice given to Seller, and without unreasonably disrupting the business of Seller. In the event the transaction envisioned hereunder is not effected, for any reason, then Buyer shall maintain the confidentiality of the information it obtained during its inspection and due diligence review. Seller agrees to cooperate with the reasonable requests of Buyer under this Article VI.

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VII

REPRESENTATIONS AND WARRANTIES BY SELLER AND SOLE MEMBER

Except as expressly set forth to the contrary herein or in the Schedules attached to this Agreement, corresponding to the lettered and numbered Sections contained in this Article VII, Seller and each of the Sole Member hereby jointly and severally represent and warrant to Buyer that the representations and warranties contained in this Article VII are true, correct, and complete as of the Effective Date and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the Effective Date throughout this Article VII):

7.1       Organization. Seller is a limited liability company, duly organized, validly existing, and in good standing under the laws of the Commonwealth of Pennsylvania, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Seller is not violation or default of any of the provisions of its Organizational Documents. Seller is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in a Material Adverse Effect as to Seller, and no Proceeding has been instituted in any such jurisdiction revoking, limiting, or curtailing or seeking to revoke, limit, or curtail such power and authority or qualification.

7.2       Execution and Performance of Agreement. Seller has the requisite right, power, authority, and capacity to enter into, execute, deliver, perform, and carry out the terms and conditions of this Agreement and (i) each of the Transaction Documents; and, (ii) each of the other instruments and agreements to be executed and delivered by Seller in connection with this Agreement, as well as all transactions contemplated hereunder. All requisite proceedings have been taken and Seller has obtained all approvals, consents, and authorizations necessary to authorize the execution, delivery, and performance by Seller of this Agreement, and each of the Transaction Documents to which it is a party. This Agreement has been duly and validly executed and delivered by Seller and constitutes the valid, binding, and enforceable obligation of Seller, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditor’s rights generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law.

7.3       Effect of Agreement. As of the Closing, the consummation by Seller of the transactions herein contemplated, including the execution, delivery and consummation of this Agreement and the Transaction Documents to which it is a party, will not:

(a)       Violate any judgment, statute, law, code, act, order, writ, rule, ordinance, regulation, governmental consent or governmental requirement, or determination or decree of any arbitrator, court, or other governmental agency or administrative body, which now or at any time hereafter may be applicable to and enforceable against the relevant party, work, or activity in question or any part thereof (collectively, “Requirement of Law”) applicable to or binding upon Seller or any of the Purchased Assets;

(b)       Violate (i) the terms of any of the Organizational Documents of Seller; or, (ii) any material agreement, contract, mortgage, indenture, bond, bill, note, or other material instrument or writing binding upon Seller or to which Seller is subject; or

(c)       Result in the breach of, constitute a default under, constitute an event which with notice or lapse of time, or both, would become a default under, or result in the creation of any Security Interest upon any part of the assets of Seller or any other assets of Seller under any agreement, commitment, contract (written or oral) or other instrument to which Seller is a party, or by which any of its assets (or any part thereof) is bound or affected.

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7.4       Consents. No consents, approvals or other authorizations or notices, other than those which have been obtained and are in full force and effect, are required by any state or federal regulatory authority or other person or entity in connection with the execution and delivery of the Transaction Documents and the performance of any obligations contemplated thereby.

7.5       Title to the Purchased Assets. Seller has good and marketable title to all of the Purchased Assets, free and clear of all Security Interests, of any nature, except as expressly disclosed on Schedule 7.5, attached hereto and incorporated herein by reference.

7.6       Condition of the Purchased Assets. The Purchased Assets constitute substantially all of the assets used in the conduct of the ARALOC Business, and are sufficient for the proper operation of the ARALOC Business in the Ordinary Course of Business.

7.7       Financial Statements. The financial statements of Seller dated __ _______ 2018 (the “Financial Statements”), which have been previously delivered by Seller to Buyer, are true, complete and accurate in all material respects, have been prepared in accordance with GAAP, and present fairly the financial position of Seller as of the date thereof. Except to the extent reflected and reserved against in the Financial Statements, Seller did not have, as of the date of the Financial Statements, any debts, liabilities, or obligations of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, except for those obligations that are not required by GAAP to be included in the Financial Statements.

7.8       Changes in Financial Condition. Since the date of the Financial Statements, there has not been:

(a)       Any material change in the condition (financial or otherwise) or business of Seller, except changes in the Ordinary Course of Business, none of which has been materially adverse;

(b)       Any damage, destruction, or loss (whether or not covered by insurance) materially and adversely affecting the properties, assets, business or prospects of Seller;

(c)       Any change in the accounting methods or practices followed by Seller or any change in the depreciation or amortization policies or rates adopted by Seller (whether or not presently outstanding), except liabilities incurred, and obligations under agreements entered into, in the Ordinary Course of Business; or

(d)       Any sale, lease, abandonment or other disposition by Seller, other than in the Ordinary Course of Business, of any machinery, equipment or other operating properties directly or indirectly related to the ARALOC Business.

7.9       Proceedings. Except as set forth in Schedule 7.9, attached hereto and incorporated herein by reference, there are no Proceedings pending or to the best Knowledge of Seller and the Sole Member, threatened against Seller, the ARALOC Business, or any of the Purchased Assets (or in which Seller or the ARALOC Business is plaintiff or otherwise a party thereto), and, to the best Knowledge of Seller and the Sole Members, there are no facts existing which might result in any such claim, action, suit, arbitration, investigation, hearing, notice of claim or other legal, administrative or governmental proceeding that might reasonably be expected to have a Material Adverse Effect or that might reasonably be expected to threaten or impede the consummation of the transactions contemplated by this Agreement. Seller has not waived any statute of limitations or other affirmative defense with respect to any of its liabilities. There is no continuing order, injunction, or decree of any court, arbitrator, or governmental or administrative authority to which Seller or the ARALOC Business is a party or to which it or any of the Purchased Assets is subject. Seller has not been permanently or temporarily enjoined or barred by order, judgment or decree of any court or other tribunal or any agency or regulatory body from engaging in or continuing any conduct or practice.

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7.10       Permits and Licenses. Seller has all licenses and permits (federal, state and local) required by any Governmental Entity to own, operate, and carry on the ARALOC Business as now being conducted, and such licenses and permits are in full force and effect. No violations are or have been recorded in respect to the licenses or permits, included but not limited to fire and health and safety law violations, and no proceeding is pending or threatened looking toward the revocation or limitation of any of them.

7.11       Customers and Suppliers. The books and records of Seller contain a correct and complete list of each of the customers and suppliers of the ARALOC Business who have dealt with the ARALOC Business during the three (3) year period ending on the date hereof (the “Customers and Suppliers”). Seller has taken all commercially reasonable steps to maintain the confidentiality of the Customers. To the best Knowledge of Seller:

(a)       None of the Customers or Suppliers, or any other person or entity having material business dealings with the ARALOC Business, will or may cease to continue such relationship with Buyer;

(b)       None of the Customers or Suppliers, or any other person or entity having material business dealings with the ARALOC Business, will or may substantially reduce the extent of such relations with the ARALOC Business at any time from or after the Closing;

(c)       There are no other existing or contemplated material modification or change in the business relationship of any Customers or Suppliers with Seller;

(d)       There are no existing conditions or state of facts or circumstances which is a Materially Adverse Effect, or will have a Materially Adverse Effect, on the relationship of the ARALOC Business with Customers or Suppliers when it is acquired by Buyer, or which has prevented or will prevent Buyer from carrying on the ARALOC Business, after the Closing.

7.12       Material Agreements. Except as set forth in Schedule 7.12, attached hereto and incorporated herein by reference, Seller is not a party to, nor are any of the Purchased Assets bound by or subject to, any of the following:

(a)       license agreement, assignment or contract (whether as licensor or licensee, assignor or assignee) relating to trademarks, trade names, patents or copyrights (or applications therefore), know-how or technical assistance, or other proprietary rights (other than trademark agreements which are entered into in the ordinary course of the Seller’s business in conjunction with sales agreements;

(b)       agreement or other arrangement for the sales of goods or services by the Seller to any Governmental Entity;

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(c)       agreement with any vendor, distributor, dealer, sales agent or representative other than contracts or orders for the purchase or sale of goods made in the usual and Ordinary Course of Business at an aggregate price per contract or order of less than $10,000 and a terms of less than ninety days under any such contract or order;

(d)       agreement with any supplier or customer with respect to discounts (other than those reflected on the Seller’s current price lists) or allowances or extended payment terms;

(e)       joint venture or partnership agreement with any other person;

(f)       agreement which restricts Seller from doing business anywhere in the world; or

(g)       long-term services agreement.

7.13       Employees.

(a)       Schedule 7.13, attached hereto and incorporated herein by reference, contains a list of (i) all employees of Seller, along with the position and the annual rate of compensation of each such person; and, (ii) all independent contractors of Seller rendering services to Seller, along with a brief description of the terms of each such contractor’s arrangement. Except as set forth on Schedule 7.13, each such employee and contractor has entered into a confidentiality and assignment of inventions agreement with Seller.

(b)       Except as set forth in Schedule 7.13, neither Seller nor the Sole Member has Knowledge of any former employees of Seller engaged in an enterprise competitive with the ARALOC Business.

(c)       Except as set forth in Schedule 7.13, and except as otherwise provided for herein, Seller is not a party to any employment agreement, independent contractor agreement, or similar arrangement or agreement, whether it be reduced to written form or an oral promise.

7.14       Restrictive Covenants. Schedule 7.14, attached hereto and incorporated herein by reference, represents a list of all restrictive covenant agreements and arrangements held by Seller with regard to the ARALOC Business. All of such contracts are hereunder assigned to Buyer, and Seller has the requisite power and ability to so assign all said contracts.

7.15       Environmental Matters. To the best Knowledge of Seller and the Sole Member, with regard to matters of environmental compliance:

(a)       Seller has conducted and is conducting the Business, and has used and is using its properties, whether currently owned, operated or leased or owned, operated or leased by Seller at any time in the past; and at the time of acquisition of any security interest, all properties in which Seller has a security interest had always been used, in compliance with all applicable Requirement of Law, except where the failure to comply with such Requirement of Law, has not had and could not have a Material Adverse Effect on the condition (financial or otherwise) of Seller, the Purchased Assets or the ARALOC Business.

(b)       Neither Seller, the ARALOC Business nor any property currently owned, operated or leased or which has been owned, operated or leased by Seller, is subject to any existing, pending or threatened Proceeding, including any notice of violation, by any Governmental Entity regarding contamination of any part of such property or infractions of any law, statute, ordinance or regulation or any license or permit issued by any government agency pertaining to health, industrial hygiene or environmental safety or environmental conditions on, under or about such property, except where such investigations, actions, proceedings, notifications or infractions, in the aggregate, have not had and could not have a Material Adverse Effect on the condition (financial or otherwise), of Seller, the Purchased Assets, or the ARALOC Business.

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(c)       Except as set forth in Schedule 7.15, attached hereto and incorporated herein by reference, there are no underground storage tanks or toxic or hazardous wastes, substances, or materials, or pollutants or contaminants, including asbestos, presently located on or under any property which is currently or has been owned, operated or leased by Seller; there were no underground storage tanks or toxic or hazardous wastes, substances, or materials, or pollutants or contaminants, including asbestos, located on or under any property in which Seller or Seller has or had an interest. As used herein, the terms toxic or hazardous wastes, substances or materials, pollutants and contaminants mean any material which is or becomes during the term of this Agreement regulated or controlled as a hazardous or toxic waste or environmental pollutant under any federal, state or local law, ordinance, order, decree or regulation currently in effect and applicable to Seller or any property owned, operated or leased by Seller.

7.16       Intellectual Property. The Intellectual Property Assets are all those necessary for the operation of the ARALOC Business, and are listed on Schedule 7.16, attached hereto and incorporated herein by reference. Seller is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all Security Interests and any other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets. All Intellectual Property is (i) in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use); (ii) valid and enforceable; and, (iii) not subject to any adverse claim and has not been challenged or threatened in any way. To the extent that any employee or former employee of Seller has developed or invented or otherwise produced any of the Intellectual Property Assets, all such former and current employees of Seller have executed written contracts that assign to Seller all rights to any inventions, improvements, discoveries, or information relating to the Intellectual Property Assets. No such employee or former employee has entered into any contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than Seller.

7.17       Trade Secrets. In addition to the provisions of Section 7.16, above, with respect to the Trade Secrets of Seller:

(a)       The documentation relating to each such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the Knowledge or memory of any individual.

(b)       Seller has taken all reasonable precautions to protect the secrecy, confidentiality, and value of the Trade Secrets.

(c)       Seller has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to Seller’s Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person or to the detriment of Seller.

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(d)       No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

7.18       Other Arrangements. Seller is not a party to any contract, commitment or agreement, nor are any of the Purchased Assets subject to, or bound or affected by, any order, judgment, decree, law, statute, ordinance, rule, regulation or other restriction of any kind or character which is not applicable to the ARALOC Business generally, which would, individually or in the aggregate, result in a Material Adversely Effect on the ARALOC Business or any of the Purchased Assets. Seller is also not a party or subject to any agreement, contract or other obligation which would require the making of any payment, other than payments contemplated by this Agreement, to any other person as a result of the consummation of the transactions contemplated herein.

7.19       Disclosure. No representation or warranty made by Seller or the Sole Member in this Agreement or in any writing furnished or to be furnished pursuant to or in connection with this Agreement knowingly contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein contained not misleading. Seller and the Sole Member have disclosed to Buyer all material information known to it related to Seller and the ARALOC Business, and their respective condition, operations, and prospects.

7.20       Material Defaults. Seller is not in material default, or alleged to be in default, under any material agreement, contract, lease, mortgage, commitment, instrument or obligation, and no other party to any agreement, contract, lease, mortgage, commitment, instrument or obligation to which Seller or the ARALOC Business is a party is in default thereunder, which default would materially and adversely affect the properties, assets, business or prospects of the ARALOC Business.

7.21       Tax Matters.

(a)       Seller has filed all Tax Returns (federal, state and local) required to be filed by it (except where a timely extension has been filed), and all such Tax Returns filed are complete and accurate in all material respects.

(b)       Seller has paid all Taxes shown to be due and payable on the returns or any assessments or penalties received by it and all other Taxes (federal, state and local) due and payable by it.

(c)       Seller has collected and withheld all Taxes which it has been required to collect or withhold and has timely submitted all such collected and withheld amounts to the appropriate authorities.

(d)       Seller is in compliance with the back-up withholding and information reporting requirements under the Code and any state, local, or foreign laws, and the rules and regulations thereunder.

(e)       No examination or audit of any Tax Returns of Seller by any governmental entity is currently in progress or, to the Knowledge of Seller, threatened or contemplated. Seller has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

7.22       Voting and Operational Control. Seller’s only member, Coyne (i) owns all of the issued and outstanding ownership interests of Seller; (ii) constitutes the only manager of Seller; and, (iii) need not obtain the consent of any person to execute this Agreement and consummate the transactions envisioned hereunder.

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7.23       Other Matters. Neither Seller nor the Sole Member has taken, nor has agreed to take, any action, and has no Knowledge of any fact or circumstances that would materially impede or delay the consummation of the transactions contemplated under this Agreement.

7.24       No Other Representations and Warranties. Except for the representations and warranties contained in this Article VII (including the related portions of the Schedules), neither Seller nor the Sole Member has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding Seller, the ARALOC Business, or the Purchased Assets, or as to the future revenue, profitability, or success of the ARALOC Business.

7.25       Advice of Changes. Between the Execution Date and the Closing Date, Seller shall promptly advise Buyer in writing of any fact which, if existing or known at the Execution Date, would have been required to be set forth or disclosed in or pursuant to this Agreement or of any fact which, if existing or known at the Execution Date, would have made any of the representations contained herein untrue.

VIII

REPRESENTATIONS AND WARRANTIES BY BUYER

Buyer hereby represents and warrants to Seller that the representations and warranties contained in this Article VIII are true, correct, and complete as of the Effective Date and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the Effective Date throughout this Article VIII):

8.1       Organization. Buyer is a corporation, duly organized, validly existing, and in good standing under the laws of the State of North Carolina, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Buyer is not violation or default of any of the provisions of its Organizational Documents.

8.2       Execution and Performance of Agreement. Buyer has the requisite right, corporate power, authority, and capacity to enter into, execute, deliver, perform, and carry out the terms and conditions of this Agreement and (i) each of the Transaction Documents; and, (ii) each of the other instruments and agreements to be executed and delivered by Buyer in connection with this Agreement, as well as all transactions contemplated hereunder. All requisite proceedings have been taken and Buyer has obtained all approvals, consents, and authorizations necessary to authorize the execution, delivery, and performance by Buyer of this Agreement, and each of the Transaction Documents to which it is a party. This Agreement has been duly and validly executed and delivered by Buyer and constitutes the valid, binding, and enforceable obligation of Buyer, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditor’s rights generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law.

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8.3       Effect of Agreement. As of the Closing, the consummation by Buyer of the transactions herein contemplated, including the execution, delivery and consummation of this Agreement and the Transaction Documents to which it is a party, will not:

(a)       Violate any Requirement of Law applicable to or binding upon Buyer or any of its assets; or

(b)       Violate (i) the terms of any of the Organizational Documents of Buyer; or, (ii) any material agreement, contract, mortgage, indenture, bond, bill, note, or other material instrument or writing binding upon Buyer or to which Buyer is subject.

8.4       Consents. No consents, approvals or other authorizations or notices, other than those which have been obtained and are in full force and effect, are required by any state or federal regulatory authority or other person or entity in connection with the execution and delivery of the Transaction Documents and the performance of any obligations contemplated thereby.

8.5       Sufficiency of Funds. Buyer has sufficient sources of immediately available funds to enable it to make payment of the Purchase Price in a timely fashion, and consummate the transactions contemplated by this Agreement.

8.6       Solvency. Immediately after giving effect to the transactions contemplated hereby, Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; and, (b) have adequate capital to carry on its business.

8.7       Investigation. As of the Closing, Buyer will be purchasing the Purchased Assets based upon its own independent investigation and evaluation of the ARALOC Business and its prospects, and the covenants, representations, and warranties of Seller, as set forth herein. Buyer is expressly not relying on any oral representations made by Seller or its members with regard to the Purchased Assets or the ARALOC Business.

8.8       Other Matters. Buyer has not taken and has not agreed to take any action, and has no Knowledge of any fact or circumstances that would materially impede or delay the consummation of the transactions contemplated under this Agreement.

8.9       No Other Representations and Warranties. Except for the representations and warranties contained in this Article VIII, Buyer has not made or makes any other express or implied representation or warranty, either written or oral, including any representation or warranty as to the accuracy or completeness of any information regarding Buyer.

8.10       Subsidiary of LandStar. Buyer is the wholly owned subsidiary of LandStar and has obtained all consents and agreements necessary from LandStar to ensure the issuance of the LandStar common stock hereunder.

8.11       Advice of Changes. Between the Execution Date and the Closing Date, Buyer shall promptly advise Seller in writing of any fact which, if existing or known at the Execution Date, would have been required to be set forth or disclosed in or pursuant to this Agreement or of any fact which, if existing or known at the Execution Date, would have made any of the representations contained herein untrue.

IX

CONDUCT PRIOR TO CLOSING

9.1       Conduct of the ARALOC Business. Seller hereby covenants and agrees that, prior to the Closing, unless the prior written consent of Buyer shall have been obtained, which consent shall not be unreasonably withheld, and except as otherwise contemplated in this Agreement, Seller shall operate the ARALOC Business only in the usual, regular, and Ordinary Course of Business and in accordance with its prior practices, and shall use its reasonable best efforts to preserve intact its business organizations and assets and maintain its rights, franchises, and business and customer relations necessary to run its business as currently run.

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9.2       Forbearances. From the Execution Date until the Closing, Seller and the Sole Member covenant and agree to ensure that other than as contemplated in this Agreement or as otherwise disclosed in writing to Buyer, Seller will not do any of the following without the prior written consent of Buyer, which consent shall not be unreasonably withheld:

(a)       issue, sell or deliver or enter into any agreement to issue, sell or deliver any ownership interests or any options, warrants, or other rights, agreements, commitments, arrangements or understandings of any kind, contingent or otherwise, to purchase, sell or deliver any such ownership interests, or any securities convertible into or exchangeable for any such ownership interests, or effect any stock split, or otherwise change, combine or reclassify its authorized capitalization;

(b)       incur any indebtedness or issue or sell any debt securities or prepay any debt;

(c)       mortgage, pledge or otherwise subject to any material lien or lease, any of its properties or assets, tangible or intangible or permit or suffer any such property or asset to be subjected to any material lien or lease, or license or dispose of any material assets;

(d)       modify or extend the current term of any material agreement, or waive any material rights thereunder;

(e)       enter into any type of business not conducted by it as of the Execution Date or create or organize any subsidiary or enter into or participate in any joint venture or partnership;

(f)       except as otherwise expressly contemplated by this Agreement, enter into any agreement or transaction or make any amendment or modification to any such agreement; or

(g)       enter into any contract, commitment or arrangement to do any of the foregoing.

9.3       Full Access. Seller will permit representatives of Buyer to have full access to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to the ARALOC Business. Buyer will treat and hold all such confidential information as confidential. Buyer shall in no manner or form be liable to Seller for any Indemnified Claims arising under this Section 9.3 post-Closing, or unless directly caused by the gross negligence or criminal conduct of Buyer or any of it authorized agents or representatives.

9.4       Mutual Obligations. The Parties agree as follows with respect to the period from and after the Execution Date up to and including the Closing:

9.4.1. General. Each of the Parties will use its best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of all conditions for Closing established herein).

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9.4.2. Notices and Consents. Each Party will give any notices to third parties, and will use its best efforts to obtain any third party consents the other reasonably may request in connection with the transactions contemplated hereunder.

9.4.3. Regulatory Matters and Approvals. Each of the Parties will give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to herein.

9.4.4. Notice of Developments. Until the Closing, each Party shall promptly notify the other Party in writing of any fact, change, condition, or circumstance of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article X becoming incapable of being satisfied. Each Party shall have the right prior to the Closing to supplement and update the Schedules attached to this Agreement with respect to any fact, change, condition or circumstance occurring after the date of this Agreement which would have been required to be set forth on or described in such Schedules had it occurred prior to the date of this Agreement. Any such supplemental disclosure will be deemed to not have been disclosed solely for the purposes of determining whether the conditions set forth in Article X have been satisfied.

X

CONDITIONS PRECEDENT

10.1       Conditions to Obligations of Buyer. Unless otherwise waived, in whole or in part, in writing by Buyer, the obligations of Buyer to effect the consummation of the transactions contemplated hereunder, and in the other agreements referred to herein, shall be subject to the satisfaction at the Closing of each of the following conditions:

10.1.1.       Representations and Warranties of Seller and the Sole Member to be True. The representations and warranties of Seller and the Sole Member contained herein or in any statement, certificate, schedule or other document delivered pursuant to this Agreement or in connection with the transactions contemplated hereby, shall be true and correct in all material respects on the Closing with the same force and effect as though made at such time. Seller and the Sole Member shall have performed all obligations and complied with all covenants required by this Agreement, and the other agreements referred to herein, to be performed or complied with prior to the Closing.

10.1.2.       No Proceedings. No Proceeding shall be pending or threatened which seeks to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or to obtain damages or other relief in connection therewith.

10.1.3.       No Adverse Change. Since the Execution Date there shall not have been any material adverse change in the properties, prospects, results of operation or condition of Seller or the ARALOC Business, except as otherwise expressly provided for herein.

10.1.4.       Consents. Seller shall have obtained and delivered to Buyer all written consents to all contracts which by their terms or otherwise require the consent of such party to the transfer by Seller.

10.1.5.       Contemporaneous Transactions. Buyer and Seller and the Sole Member shall have executed a Business Covenants Agreement in the form attached hereto as Exhibit 10.1.5.(a) (the “Covenants Agreement”). Seller shall have executed the Bill of Sale and the IP Assignment.

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10.2       Conditions to Obligations of Seller. Unless otherwise waived, in whole or in part, in writing by Seller, the obligations of Seller to effect the consummation of the transactions contemplated hereunder, and in the other agreements referred to herein, shall be subject to the satisfaction at the Closing of each of the following conditions:

10.2.1.       Representations and Warranties of Buyer to be True. The representations and warranties of Buyer contained in this Agreement or in any statement, certificate, schedule or other document delivered pursuant to this Agreement or in connection with the transactions contemplated hereby, shall be true and correct in all material respects on the Closing with the same force and effect as though made at such time. Buyer shall have performed all obligations and complied with all covenants required by this Agreement, and the other agreements referred to herein, to be performed or complied with by it prior to the Closing.

10.2.2.       No Proceedings. No proceeding shall be pending or threatened before any court or other governmental agency which seeks to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or to obtain damages or other relief in connection therewith.

10.2.3.       Consents. Buyer shall have obtained and delivered to Seller all written consents of the other party to all contracts which by their terms or otherwise require the consent of such party to the acquisition thereof by Buyer.

10.2.4.       Contemporaneous Transactions. Buyer shall have executed and delivered to Seller, the Covenants Agreement, the Note, and the Security Agreement.

XI

TERMINATION

11.1       Termination of Agreement. This Agreement may be terminated as provided below:

(a)       Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing Date (i) in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, and Seller has notified Buyer in writing of the breach, and the breach has continued without cure for a period of five (5) days after the notice of breach; or, (ii) if the Closing shall not have occurred on or before the 30th day of October, 2018, through no fault of Seller.

(b)       Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing Date (i) in the event Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, and Buyer has notified Seller in writing of the breach, and the breach has continued without cure for a period of five (5) days after the notice of breach; or, (ii) if the Closing shall not have occurred on or before the 30th day of October, 2018, through no fault of Buyer.

(c)       Buyer may terminate this Agreement by giving written notice to Seller at any time in the event this Agreement and transactions envisioned hereunder fails to be approved by the sole member of Seller.

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11.2       Effect of Termination. If any Party terminates this Agreement pursuant to this Article XI, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party, except for any liability of any Party then in breach.

XII

CLOSING DATE AND TRANSFER DATE

12.1       Closing Date. The closing of the transactions contemplated under this Agreement (the “Closing”) and the transfer of the Purchased Assets by Seller to Buyer shall have taken place on the day and at such place as the Parties may agree. The date on which the Closing occurs is also referred to herein as the “Closing Date”.

12.2       Obligations of Seller. At the Closing, Seller shall deliver or cause to be delivered to Buyer the following:

(a)       Executed version of this Agreement;

(b)       Executed version of all Transaction Documents;

(c)       Executed resolutions of the Manager and of the Member of Seller authorizing the transactions contemplated hereunder and under the Transaction Documents;

(d)       Executed certificate, dated the Closing Date and signed by a duly authorized officer of Seller, in the form attached hereto as Exhibit 12.2(d);

(e)       All consents and additional agreements required of the Sole Manager, including, without limitation, the assignment to Buyer of all domain names listed as part of the Purchased Assets, pursuant to the assignment in the form attached hereto as Exhibit 12.2(e); and

(f)       Any governmental and third party consents, approvals, assurances or UCC-2 termination statements necessary for the consummation of the transactions contemplated by this Agreement or as may be required to permit Seller to deliver the Purchased Assets free and clear of any and all Security Interests.

12.3       Obligations of Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Seller:

(a)       Executed version of this Agreement;

(b)       Executed version of all Transaction Documents;

(c)       Wire transfer of $150,000;

(d)       Executed Note and, Security Agreement;

(e)       Proof that the transfer agent for LandStar has been instructed to issue the Shares; and

(f)       Executed Board of Directors resolution authorizing the transactions contemplated hereunder and under the Transaction Documents.

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XIII

POST-CLOSING OBLIGATIONS AND AGREEMENTS

13.1       Clients and Collections. With regard to clients and customers (collectively, “Clients”), and collecting therefrom, the Parties hereby agree as follows:

13.1.1.       Existing Clients of Seller. All Clients of Seller as of the Closing shall be listed on Schedule 13.1.1 (the “Existing Clients”). Buyer shall service all Existing Clients, and Seller shall invoice and collect payments from all Existing Clients, exercising its best efforts to offer the same level of customer service and collection success as in the past. Amounts collected by Seller from Existing Clients each month after the Closing (the “Collected Amount”) shall be reflected in a statement prepared by Seller, and certified as true and correct, in the form of Exhibit 13.1.1., attached hereto and incorporated herein by reference (the “Certified Statement”). Each Certified Statement shall be delivered to Buyer from Seller within five (5) days after the end of each calendar month. Seller shall retain the Collected Amount for each month up to the amount then due and payable under the Note, and shall be credited against Buyer’s payment due to Seller under the Note in the month of receipt of a Certified Statement by Buyer. The balance due Seller from Buyer, after the application of the credit for the amount described in the Certified Statement, shall be paid to Buyer by Seller in accordance with the terms of the Note. This process shall continue until the Note is paid in full; thereafter, the Existing Clients shall be invoiced directly by Buyer, with payment going directly to Buyer.

13.1.2.       Renewals of Existing Clients. Until such time as the Note is paid in full, Seller shall process all renewals of the contracts with Existing Clients. All payments received from renewed Existing Clients shall be collected and credited pursuant to Section 13.1.1.

13.1.3.       New Clients. Other than Existing Clients all clients engaged or obtained after Closing shall be serviced and invoiced by Buyer, and Buyer shall also directly invoice and collect from such clients. Seller shall have no obligation to solicit, service, invoice, or collect payments from any such clients with whom Buyer engages or contracts after Closing.

13.2       Lock-Up Agreement. All Shares, including all additional shares under Section 4.3.3., shall be subject to a “lock up”, as that term in commonly defined in a securities context, with Seller not being able to sell, assign, hypothecate, encumber, pledge, alienate, or otherwise transfer any of the Shares for twelve (12) months after receipt.

13.3       Brokers. Each Party to this Agreement represents and warrants that no broker or finder has acted for it in connection with this Agreement or the transactions contemplated hereby and that no broker or finder is entitled to any brokerage or finder’s fee or other commission. Each Party to this Agreement agrees to indemnify and hold harmless the other Parties hereto with respect to any claim for any brokerage or finder’s fee or other commission.

13.4        Books and Records. Seller shall keep available for inspection by Buyer all books and records of Seller reasonably related to the conduct of the ARALOC Business and the rights and obligations of Buyer hereunder for a period of no less than five (5) years from the Closing.

13.5       Continued Use Of Name. From and after the Closing, Seller shall make no further use of the name “ARALOC”, or any similar derivation thereof, for any purpose other than to collect from Existing Clients pursuant to Section 13.1.1., above.

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13.6       Taxes.

13.6.1.       Payment of Taxes: Filing of Returns. Seller shall remain liable for the filing of all tax returns and reports and for the payment of all federal, state, and local taxes of Seller. Seller shall remain so liable for the payment of all taxes attributable to or relating to the consummation of the transactions contemplated herein, and shall indemnify and hold Buyer harmless from and against all liability in connection therewith.

13.6.2.       Sales Taxes. Seller shall bear the responsibility for sales, use, or other similar taxes, if any, arising out of the consummation of the transactions contemplated herein and for the filing of all necessary tax returns and reports with respect to such taxes.

13.7       Payment of Transaction Expenses. Except in the event of the breach of this Agreement by one Party, all Transaction Expenses incurred by each Party will be borne solely and entirely by the Party that incurred such Transaction Expenses. In the event of the breach of this Agreement by one Party, in the event of the payment by the breaching Party of the Transaction Expenses for the other Party, the breaching Party shall not be relieved of any liability or damages resulting from any breach by such Party of any of its representations, warranties, covenants, or agreements set forth in this Agreement.

13.8       Public Disclosure. Without limiting any other provision of this Agreement, unless otherwise required by a Requirement of Law, the Parties will use their reasonable best efforts to consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and use all reasonable efforts to agree on any press release or public statement with respect to this Agreement and the transactions contemplated hereby, and will not issue any such press release or make any such public statement prior to such consultation and (to the extent practicable) agreement, except as may be required by a Requirement of Law.

13.9       Assignee of Buyer. Buyer may, at any time prior to Closing and upon written consent of Seller, assign its rights and obligations hereunder to any party in its sole and absolute discretion, so long as said assignee executes this Agreement as the “Buyer” hereunder.

XIV

SURVIVAL AND INDEMNIFICATION PROVISIONS

14.1       Survival of Representations. All of the covenants, agreements, representations, and warranties made by each party in this Agreement, or pursuant hereto or in connection with the transactions contemplated hereby, shall survive the Closing for a period of two (2) year.

14.2        Indemnification by Seller. Seller and the Sole Member hereby jointly and severally covenant and agree that notwithstanding any investigation made at any time by or on behalf of Buyer or any information Buyer may have and regardless of the Closing of the purchase of the Stock hereunder, Seller and the Sole Member shall indemnify Buyer and its directors, officers, and Affiliates, and each of their successors and assigns (each individually referred to herein as a “Buyer Indemnified Party”) and hold each harmless from, against and in respect of any and all costs (including interest which may be imposed in connection therewith, court costs and reasonable fees and disbursements of legal counsel) losses, claims, liabilities, fines, penalties, damages, demands, judgments, debts, obligations, causes of action and expenses (cumulatively referred to as the “Indemnified Claims”) arising by reason of or in connection with any of the following:

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(a)       Any and all Indemnified Claims against a Buyer Indemnified Party of any nature, whether accrued, absolute, contingent or otherwise, other than the Assumed Liabilities referenced on Schedule 5.2, arising out of the business of Seller (whether known or unknown to Seller or any Buyer Indemnified Party), to the extent arising out of the operation of the ARALOC Business by Seller, except if (i) such liability results from or arises in connection with the breach of any of the representations, warranties, covenants or agreements made by Buyer in this Agreement, any Schedule or Exhibit hereto, any of the Transaction Documents, or any certificate, instrument or writing delivered in connection herewith or therewith; or (ii) such liability is included under Section 14.3, below;

(b)       Any material breach of, or any material inaccuracy in, any of the representations, warranties, covenants or agreements made by Seller or the Sole Member in this Agreement, any other agreement referred to herein, any Exhibit or Schedule to this Agreement, any of the Transaction Documents, or any certificate, instrument or writing delivered in connection therewith;

(c)       Any attempt (whether or not successful) by any person to cause or require a Buyer Indemnified Party to pay or discharge any debt, obligation, liability or commitment of Seller other than the Assumed Liabilities;

(d)       Any Proceeding arising out of or incidental to any of the matters indemnified against in this Section 14.2. However, Seller and the Sole Member shall not be obligated to indemnify a Buyer Indemnified Party and hold it harmless under this Section 14.2 with respect to any settlement of a claim to which Seller has not consented, which consent shall not unreasonably be withheld;

(e)       Any tax liabilities, and all interest, penalties, assessments and all other Indemnified Claims in respect thereof, of Seller;

(f)       Any and all Indemnified Claims arising by reason of or in connection with any act or omission pursuant to, or in breach of this Agreement, any other agreement referred to herein, any Exhibit or Schedule to this Agreement, any of the Transaction Documents, or any certificate, instrument or writing delivered in connection therewith, by Seller or the Sole Member; and

(g)       Any and all Indemnified Claims arising from or in any way related to any claim by an employee of Seller arising out of or related to employment with Seller.

14.3       Indemnification by Buyer. Buyer hereby covenants and agrees that notwithstanding any investigation made at any time by or on behalf of Buyer or any information Buyer may have and regardless of the Closing of the purchase of the Purchased Assets, Buyer shall indemnify Seller and its directors, officers, members, managers and Affiliates, and each of their successors and assigns (each individually referred to herein as a “Seller Indemnified Party”) and hold each harmless from, against and in respect of any and all Indemnified Claims arising by reason of or in connection with any of the following:

(a)       Any and all Indemnified Claims against a Seller Indemnified Party of any nature, whether accrued, absolute, contingent or otherwise attributable to any event occurring after the Closing (whether known or unknown to Seller, or Buyer), relating to Buyer’s ownership of the Purchased Assets or operation of the ARALOC Business from and after the Closing, except if (i) such liability results from or arises in connection with the breach of any of the representations, warranties, covenants or agreements made by Seller or the Sole Member in this Agreement, any other agreement referred to herein, any Schedule or Exhibit hereto, any of the Transaction Documents, or any certificate, instrument or writing delivered in connection herewith or therewith; or (ii) such liability is included under Section 14.2, above;

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(b)       Any material breach of, or any material inaccuracy in, any of the representations, warranties, covenants or agreements made by Buyer in this Agreement, any other agreement referred to herein, any Exhibit or Schedule to this Agreement, any of the Transaction Documents, or any certificate, instrument or writing delivered in connection therewith;

(c)       Any attempt (whether or not successful) by any person to cause or require a Seller Indemnified Party to pay or discharge any debt, obligation, liability or commitment of Buyer; and

(d)       Any Proceeding arising out of or incidental to any of the matters indemnified against in this Section 14.3. However, Buyer shall not be obligated to indemnify a Seller Indemnified Party and hold it harmless under this Section 14.3 with respect to any settlement of a claim to which Buyer has not consented, which consent shall not unreasonably be withheld.

14.4       Right to Defend. If the facts giving rise to any claim for indemnification under this Article XIV shall involve any actual claim or demand by any third person against a Buyer Indemnified Party or a Seller Indemnified Party (cumulatively referred to hereinafter as an “Indemnified Party”), the indemnifying party shall be entitled to notice of and entitled to (without prejudice to the right of any Indemnified Party to participate at its own expense with counsel if its own choosing) defend or prosecute such claim at its own expense and through counsel of its own choosing if it gives written notice of its intention to do so no later than the time by which the interests of the Indemnified Party would be materially prejudiced as a result of its failure to have received such notice. However, if the defendants in any action shall include both the indemnifying party and the Indemnified Party, and the Indemnified Party shall have reasonably concluded that counsel selected by the indemnifying party has a conflict of interest because of the availability of different or additional defenses to the Indemnified Party, the Indemnified Party shall have the right to select separate counsel to participate in the defense of such action on its behalf, at the expense of the indemnifying party. The Indemnified Party shall cooperate fully in the defense of such claim and shall make available to the indemnifying party pertinent information under its control relating thereto, but shall be entitled to be reimbursed, as provided in this Article XIV, for all costs and expenses incurred by it in connection therewith.

14.5       Knowledge of Breach. Notwithstanding any provision contained in this Agreement to the contrary, no Indemnified Party shall be entitled to indemnification under this Article XIV with respect to any matter of which such Indemnified Party had Knowledge as of the Closing.

XV

NOTICES

All notices, requests, demands and other communications required or permitted to be given hereunder shall be effected pursuant to Section 16.9, below, as follows:

If to Buyer:	With a copy to:
Mr. Jason Remillard	Keith A. Rosenbaum, Esq.
DATA443 RISK MITIGATION, INC.	SPECTRUM LAW GROUP, APC
1053 E. Whitaker Mill Road	23 Corporate Plaza Drive
Suite 115	Suite 150
Raleigh, North Carolina 27604	Newport Beach, California 92660
jason@data443.com	keith@spcetrumlawgroup.com

If to Seller or the Sole Member:	With a Copy to:
Mr.James Coyne	Edward T. Lawlor, Esq.
MODEVITY, INC.	115 N. Jackson Street
Malvern, PA	Media, PA 19063
elawlor@swartzcampbell.com

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XVI

ADDITIONAL PROVISIONS

16.1       Executed Counterparts. This Agreement may be executed in any number of counterparts, all of which when taken together shall be considered one and the same agreement, it being understood that all Parties need not sign the same counterpart. In the event that any signature is delivered by Fax or E-Mail, such signature shall create a valid and binding obligation of that Party (or on whose behalf such signature is executed) with the same force and effect as an original thereof. Any photographic, photocopy, or similar reproduction copy of this Agreement, with all signatures reproduced on one or more sets of signature pages, shall be considered for all purposes as if it were an executed counterpart of this Agreement.

16.2       Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, it is agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. The remedies of the Parties under this Agreement are cumulative and shall not exclude any other remedies to which any person may be lawfully entitled.

16.3       Waiver. No failure by any Party to insist on the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy on a breach shall constitute a waiver of any such breach or of any other covenant, duty, agreement, or condition.

16.4       Recovery of Fees by Prevailing Party. In the event of any legal action (including arbitration) to enforce or interpret this Agreement, the non-prevailing Party shall pay the reasonable attorneys’ fees and other costs and expenses (including expert witness fees) of the prevailing Party in such amount as the may be determined. In addition, such non-prevailing Party shall pay reasonable attorneys’ fees incurred by the prevailing Party in enforcing, or on appeal from, a judgment in favor of the prevailing Party. The preceding sentence is intended by the Parties to be severable from the other provisions of this Agreement and to survive and not be merged into such judgment.

16.5       Recitals. The facts recited in Article II, above, are hereby conclusively presumed to be true as between and affecting the Parties.

16.6       Amendment. This Agreement may be amended or modified only by a writing signed by all Parties.

16.7       No Third Party Beneficiaries. This Agreement has been entered into solely by and between the Parties, solely for their benefit. Except as otherwise expressly provided for herein, there is no intent by any Party to create or establish a third party beneficiary to this Agreement, and no such third party shall have any right to enforce any right, claim, or cause of action created or established under this Agreement.

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16.8       Further Assurances. Each Party agrees (i) to furnish upon request to each other Party such further information; (ii) to execute and deliver to each other Party such other documents; and, (iii) to do such other acts and things, all as another Party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions envisioned hereunder. However, this provision shall not require that any additional representations or warranties be made and no Party shall be required to incur any material expense or potential exposure to legal liability pursuant to this Section 16.8.

16.9       Notices.

16.9.1.       Method and Delivery. All notices, requests and demands hereunder shall be in writing and delivered by hand, by Electronic Transmission, by mail, or by recognized commercial over-night delivery service (such as Federal Express or UPS), and shall be deemed given (a) if by hand delivery, upon such delivery; (b) if by Electronic Transmission, upon telephone confirmation of receipt of same; (c) if by mail, forty-eight (48) hours after deposit in the United States mail, first class, registered or certified mail, postage prepaid; or, (d) if by recognized commercial over-night delivery service, upon such delivery.

16.9.2.       Consent to Electronic Transmission. Each Party hereby expressly consents to the use of Electronic Transmission for communications and notices under this Agreement. For purposes of this Agreement, “Electronic Transmission” means a communication (i) delivered by Fax or E-Mail when directed to the Fax number or E-Mail address, respectively, for that recipient on record with the sending Party; and, (ii) that creates a record that is capable of retention, retrieval, and review, and that may thereafter be rendered into clearly legible tangible form.

16.9.3.       Address Changes. Any Party may alter the Fax number, E-Mail address, physical address, or postage address to which communications or copies are to be sent by giving notice of such change of address to the other Parties in accordance with the provisions of this Section 16.9.

16.10       Best Efforts. Each Party shall cooperate in good faith with the other Parties generally, and in particular, the Parties shall use and exercise their best efforts, taking all reasonable, ordinary and necessary measures to ensure an orderly and smooth relationship under this Agreement, and further agree to work together and negotiate in good faith to resolve any differences or problems which may arise in the future. However, the obligations under this Section 16.10 shall not include any obligation to incur substantial expense or liability.

XVII

EXECUTION

IN WITNESS WHEREOF, this ASSET PURCHASE AGREEMENT has been duly executed by the Parties and shall be effective as of and on the Execution Date. Each of the undersigned Parties hereby represents and warrants that it (i) has the requisite power and authority to enter into and carry out the terms and conditions of this Agreement, as well as all transactions contemplated hereunder; and, (ii) it is duly authorized and empowered to execute and deliver this Agreement.

[SIGNATURES APPEAR ON NEXT PAGE]

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BUYER:	SELLER:

DATA443 RISK MITIGATION, INC.,	MODEVITY, LLC,
a North Carolina corporation	a Pennsylvania limited liability company

BY:	BY:

NAME:	NAME:

TITLE:	TITLE:

DATED:	DATED:

SOLE MEMBER:

JIM COYNE

DATED:

LANDSTAR: With regard only to the obligations to issue all Shares, and any Additional Shares, hereunder.

LANDSTAR, INC.,
a Nevada corporation

BY:

NAME:

TITLE:

DATED:

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EXHIBIT II-C

PURCHASED ASSETS

All “intellectual property”, including though not limited to, any and all of the following in any jurisdiction throughout the world: (i) trademarks, service marks, trade dress, trade names, brands, slogans, logos, Internet domain names, and corporate names, all translations, adaptations, derivations, and combinations of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing; (ii) copyrights and works of authorship (whether or not copyrightable), and moral rights, and all applications, registrations, and renewals; (iii) computer software (including source code and object code, data, databases and documentation thereof); (iv) trade secrets and other confidential or proprietary information, know-how, processes, formulations, methods and techniques, research and development information, industry analyses, drawings, specifications, designs, plans, proposals, industrial models, technical data, financial and accounting data, business and marketing plans and customer and supplier lists and related information; (v) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other governmental authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); (vi) copies and tangible embodiments of any of the foregoing, in whatever form or medium; and, (vii) all other intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing.

All “intangible personal property”, including though not limited to, any and all of the following in any jurisdiction throughout the world: (i) all domains owned or used by Seller, as well as all code and content embedded in or contained on the websites, to specifically include, without limitation, www.araloc.com; (ii) all phone and fax numbers; (iii) all E-Mail addresses; (iv) all social media accounts used in connection with the business of Seller; (v) all “apps” and all information relating to research & development, new products, marketing, business plans, and market intelligence related to said apps; and, (vi) all proprietary rights granted by employees and contractors to Seller.

All “apps” used by Seller or under development or otherwise owned or licensed by Seller, as well as all the source code, software, trade secrets, processes, ideas, know-how, improvements, discoveries, developments, designs, techniques and contract rights related thereto.

All “books and records”, including though not limited to customer lists; customer purchasing histories; price lists; discount schedules; distribution lists; supplier lists; vendor lists; product SKU’s and descriptions; production data; quality control records and procedures; customer complaints and inquiry files; research and development files; records and data (including all correspondence with any governmental authority); sales material and records; strategic plans; internal financial statements; and, marketing and promotional surveys, material, and research.

All packaging, supplies, parts, and related items.

All permits used in connection with the business, though only to the extent transferrable and desired by Buyer.

All “goodwill” associated with any of the Purchased Assets.

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EXHIBIT II-E

LOI

28

EXHIBIT 4.1-A

BILL OF SALE

29

EXHIBIT 4.1-B

IP ASSIGNMENT

30

EXHIBIT 4.3.2.(D)

THE NOTE

31

EXHIBIT 4.3.2.(E)

SECURITY AGREEMENT

32

EXHIBIT 10.1.5.(a)

COVENANTS AGREEMENT

33

EXHIBIT 12.2(d)

SELLER CLOSING CERTIFICATE

34

EXHIBIT 12.2(e)

DOMAIN ASSIGNMENT

35

EXHIBIT 13.1.1.

MONTHLY CERTIFIED STATEMENT OF COLLECTED AMOUNT

36

SCHEDULE 5.1

EXCLUDED ASSETS

Office furniture and fixtures; equipment not otherwise specifically identified as a Purchased Asset; all leases; accounts receivable; and cash on hand.

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